Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of System1, Inc. of our report dated March 15, 2024 relating to the financial statements of System1, Inc., which appears in System1, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
April 23, 2025